Exhibit 99

Capstone Announces Select Preliminary Fiscal Fourth Quarter 2016 Financial Results

CHATSWORTH, CA — April 4, 2016 (GLOBE NEWSWIRE) — Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reports select preliminary fiscal fourth quarter 2016 financial results.

Preliminary estimates for the fourth quarter ended March 31, 2016 are as follows: Revenue is approximately $19 million compared to $21.5 million for the third quarter ended December 31, 2015. Cash and cash equivalents, including restricted cash, are approximately $17 million compared to $18.5 million as of December 31, 2015. In addition, the company recovered approximately $1.4 million in bad debt during the fourth quarter compared to $0.2 million during the third quarter ended December 31, 2015.

Darren Jamison, President and Chief Executive Officer of Capstone Turbine, said, “As with many other companies that have heavy exposure to the energy sector, we too have experienced a very challenging year. However, despite the current revenue pressures, the preliminary fourth quarter results illustrate another quarter of balance sheet management. In particular, I am encouraged by recent renewed shipments to our Russian distributor BPC and cash recovery on a significant portion of the fully reserved EMI receivable.”

Receiving new product orders from 18 different countries, the company continued its geographic diversification during the fourth quarter and booked total orders of approximately $20 million to backlog during the quarter, representing a 1.8:1 book-to-bill ratio. Accessories, Parts and Service revenue for the quarter was near a record high as the global microturbine population and factory protection plan revenue continues to expand.

“We continue to execute on our three-pronged recovery plan to reduce operating expenses; diversify and increase revenue; and improve gross margin. I am pleased with our product bookings in the fourth quarter of fiscal 2016 as they represent the highest book-to-bill ratio since the fourth quarter of fiscal 2012. We also continued to make significant strides in diversifying our market verticals. The combined heat and power market continued to show solid growth and is now the largest segment of our business,” added Mr. Jamison.

Mr. Jamison also noted a report published in March 2016 by the U.S. Department of Energy (DOE) on the combined heat and power market, titled “Combined Heat and Power (CHP) Technical Potential in the United States.” He stated, “This report provides excellent insight on the market potential and installed base for CHP in the U.S. and is advantageous for Capstone as we plan the marketing strategy of our new C1000 Signature Series, 82 percent efficient, CHP, in-a-box product.”

Highlights of the report are included in an Appendix to this press release. The full report is available at http://energy.gov/sites/prod/files/2016/04/f30/CHP Technical Potential Study 3-31-2016 Final.pdf

Relating to capitalization, during the quarter ended March 31, 2016, the company raised funds through the sale of 4.0 million shares of common stock through its previously disclosed at-the-market offering program. The net proceeds to the company from the sale of the common stock, after deducting fees and other offering expenses, were approximately $5.4 million.

Members of the company’s executive management also voluntarily agreed to cancel and terminate a total of 65,509 unvested stock options that had been previously issued to them. This cancellation resulted in a one-time non-cash period expense of approximately $0.7 million for the unrecognized stock-based compensation expense that would have been recognized over the weighted average remaining service period of approximately 2.3 years had the options continued to vest.

The company expects to issue its full financial results for the fiscal year and fourth quarter ended March 31, 2016 no later than June 14, 2016.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 8,700 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about the success of our strategic initiatives and cost-cutting measures, and the growth potential of the CHP market. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:          Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

INVESTORS:

Dian Griesel Int’l

Cheryl Schneider/Tom Caden

212-825-3210

Capstone Turbine Corporation

Appendix:

Excerpts from the U.S. Department of Energy’s report titled:

“Combined Heat and Power (CHP) Technical Potential in the United States”

(http://energy.gov/sites/prod/files/2016/04/f30/CHP Technical Potential Study 3-31-2016 Final.pdf).

The U.S. Department of Energy’s (DOE) recent report on the combined heat and power (CHP) market published in March 2016 states that CHP currently represents approximately eight percent of U.S. generating capacity, compared to over 30 percent in countries such as Denmark, Finland and the Netherlands. Its use in the U.S. has been limited, particularly in recent years, by a host of market and non-market barriers. Nevertheless, the outlook for increased CHP use is bright as policymakers at the federal and state levels are recognizing the potential benefits and the role that this technology could play in providing clean, reliable, cost-effective energy services to industry and businesses.

The DOE report states that there are several emerging market drivers contributing to current CHP growth, including:

Lower Operating Costs: Compared to conventional power generation techniques.

Environmental Regulations: Recent environmental regulations have created opportunities for CHP to help meet compliance goals.

Boiler MACT Rules: The national emissions standard for hazardous air pollutants (known as the Boiler MACT rule) requires affected industrial and commercial boilers to meet new emissions limits. Converting existing boilers to natural gas CHP can help facilities to achieve compliance.

Resiliency: In the event of a man-made or natural disaster that causes a grid outage, CHP systems can be configured to be more resilient and reliable than traditional backup generators. During recent storm events such as Hurricane Sandy, CHP systems enabled a number of critical infrastructure facilities to continue their operations when the electric grid went down.

Policy Support: A number of federal and state policies and financial incentives have encouraged the market for CHP. At the federal level, currently there is a 10 percent investment tax credit for CHP.

Utility Interest: Due to increasing customer awareness of distributed generation generally, utility interest in CHP has increased. Many utilities are proactively engaging with new stakeholders and finding ways to incorporate CHP into energy efficiency programs and plans for new generation.

In August 2012, the White House released an executive order creating a goal of adding 40 gigawatts of new CHP capacity. At the state level, several state climate and energy plans include CHP as a way to meet clean energy goals.

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